HANGER ORTHOPEDIC GROUP, INC.
                           7700 Old Georgetown Road
                           Bethesda, Maryland 20814

                                                                March 31, 1999

Dear Stockholder:

      We are pleased to invite you to attend our Annual Meeting of Stockholders. This year it will be on Tuesday, May 4, 1999, at 10:00 a.m., local time, at the Hyatt Regency Bethesda Hotel, One Bethesda Metro Center, Bethesda, Maryland. The primary business of the meeting will be to elect directors, vote on a proposed amendment to the Company's Certificate of Incorporation increasing the number of authorized shares of common stock and ratify the selection of independent accountants.

      A Notice of the Annual Meeting and the Proxy Statement follow. You will also find enclosed a proxy card. We invite you to attend the meeting in person, but if this is not feasible, we think it advisable for you to be represented by proxy. Therefore, if you cannot attend the meeting, we urge you to sign the enclosed proxy card and mail it promptly in the return-addressed, postage-prepaid envelope provided for your convenience.


                                  Sincerely,

                                  Ivan R. Sabel
                                  Chairman of the Board, President
                                  and Chief Executive Officer

                         HANGER ORTHOPEDIC GROUP, INC.
                           7700 Old Georgetown Road
                           Bethesda, Maryland 20814

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Dear Stockholder:

      Notice is hereby given that the Annual Meeting of Stockholders of Hanger Orthopedic Group, Inc., a Delaware corporation ("Hanger" or the "Company"), will be held at the Hyatt Regency Bethesda Hotel, One Bethesda Metro Center, Bethesda, Maryland on Tuesday, May 4, 1999, at 10:00 a.m., local time, for the following purposes:

                  1. To elect nine persons to serve as directors of the Company for the ensuing year;

                  2. To approve a proposed amendment to the Company's Certificate of Incorporation increasing the number of authorized shares of the Company's Common Stock from 25 million to 40 million shares;

                  3. To ratify the selection of PricewaterhouseCoopers LLP as the independent accountants for the Company for the current fiscal year; and

                  4. To transact such other business as may properly come before the meeting.

      Only stockholders of record at the close of business on March 17, 1999, are entitled to notice of, and to vote at, the Annual Meeting.

                                           By order of the Board of Directors,

                                           Richard A. Stein
                                           Secretary

March 31, 1999

 -----------------------------------------------------------------------------
                            YOUR VOTE IS IMPORTANT

      Please date, sign and promptly return the enclosed proxy so that your shares may be voted in accordance with your wishes.
      Mail the proxy to us in the enclosed envelope, which requires no postage if mailed in the United States.
      The giving of the proxy does not affect your right to vote in person should you attend the meeting.
 -----------------------------------------------------------------------------

                         HANGER ORTHOPEDIC GROUP, INC.
                           7700 OLD GEORGETOWN ROAD
                           BETHESDA, MARYLAND 20814

                                PROXY STATEMENT

                                    GENERAL

      This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Hanger Orthopedic Group, Inc., a Delaware corporation ("Hanger" or the "Company"), of proxies of stockholders to be voted at the Annual Meeting of Stockholders to be held at the Hyatt Regency Bethesda Hotel, One Bethesda Metro Center, Bethesda, Maryland at 10:00 a.m., local time, on Tuesday, May 4, 1999, and any and all adjournments thereof.

      Any stockholder executing a proxy retains the right to revoke it at any time prior to its being exercised by giving notice to the Secretary of the Company.

      This Proxy Statement and the accompanying proxy are being mailed or given to stockholders of the Company on or about March 31, 1999.

                              VOTING SECURITIES

      As of March 17, 1999, a total of 18,823,797 shares of common stock of the Company, par value $.01 per share ("Common Stock"), which is the only class of voting securities of the Company, were issued and outstanding. At the Annual Meeting or any adjournment thereof, all holders of record of the Common Stock as of the close of business on March 17, 1999, will be entitled to one vote for each share held upon the matters listed in the Notice of Annual Meeting. Cumulative voting is not permitted.

      Shares of Common Stock represented by proxy at the Annual Meeting will be voted according to the instructions, if any, given in the proxy. Unless otherwise instructed, the person or persons named in the proxy will vote (1) FOR the election of the nine nominees for director listed herein (or their substitutes in the event any of the nominees is unavailable for election); (2) FOR the approval of the proposed amendment to Company's Certificate of Incorporation increasing the number of authorized shares of Common Stock from 25 million to 40 million shares; (3) FOR the ratification of the selection of PricewaterhouseCoopers LLP as the independent accountants for the Company for the current fiscal year; and (4) in their discretion, with respect to such other business as may properly come before the meeting.

      Votes cast by proxy or in person at the Annual Meeting will be tabulated by the inspectors of election appointed by the Company for the meeting. The number of shares represented at the meeting in person or by proxy will determine whether or not a quorum is present. The inspectors of election will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as unvoted for purposes of determining the approval of any matter submitted to the stockholders for a vote. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote by the inspectors of election with respect to that matter.

      The cost of soliciting proxies will be borne by the Company. Proxies may be solicited by directors, officers or regular employees of the Company in person or by telephone.

                     PROPOSAL ONE--ELECTION OF DIRECTORS

      Nine directors are to be elected at the Company's Annual Meeting of Stockholders, each to serve for one year or until his successor is elected and qualified. Proxies will be voted at the Annual Meeting, unless authority is withheld, FOR the election of the nine persons named below, all of whom currently are directors of the Company except C. Raymond Larkin, Jr. James G. Hellmuth, who has served as a director since 1990, will retire from the Board on May 4, 1999. The Company does not contemplate that any of the persons named below will be unable or will decline to serve; however, if any such nominee is unable or declines to serve, the persons named in the accompanying proxy will vote for a substitute, or substitutes, in their discretion. The following table sets forth information regarding the nominees.

                                      POSITION WITH                                   BECAME
 NAME                                 THE COMPANY                         AGE        DIRECTOR
 ----                                 -------------                       ---        --------
Ivan R. Sabel, CPO                    Chairman of the Board,
                                      President, Chief Executive          54          1986
                                      Officer and Director

Mitchell J. Blutt, M.D.               Director                            42          1989

Edmond E. Charrette, M.D.             Director                            64          1996

Thomas P. Cooper, M.D.                Director                            55          1990

Robert J. Glaser, M.D.                Director                            80          1993

C. Raymond Larkin, Jr.                Director                                         -

Risa J. Lavizzo-Mourey, M.D.          Director                            44          1998

Brigadier General William L.
   McCulloch (USMC Retired)           Director                            78          1991

H.E. Thranhardt, CPO                  Director                            59          1996

      IVAN R. SABEL has been Chairman of the Board of Directors and Chief Executive Officer of Hanger since August 1995 and President of Hanger since November 1987. Mr. Sabel also served as the Chief Operating Officer of Hanger from November 1987 until August 1995. Prior to that time, Mr. Sabel had been Vice President - Corporate Development from September 1986 to November 1987. From 1968 until joining Hanger in 1986, Mr. Sabel was the founder, owner and President of Capital Orthopedics, Inc. before that company was acquired by Hanger. Mr. Sabel is a Certified Prosthetist and Orthotist ("CPO"), a clinical instructor in orthopedics at the Georgetown University Medical School in

Washington, D.C., a member of the Board of Directors of the American Orthotic and Prosthetic Association ("AOPA"), a former Chairman of the National Commission for Health Certifying Agencies, a former member of the Strategic Planning Committee and a current member of the Veterans Administration Affairs Committee of AOPA and a former President of the American Board for Certification in Orthotics and Prosthetics.

      MITCHELL J. BLUTT, M.D. has served as an Executive Partner of Chase Capital Partners (and its predecessor organizations), an affiliate of Chase Manhattan Bank (and its predecessor corporations), since June 1991. He joined that firm in July 1987 and became a General Partner in June 1988. Dr. Blutt also has been engaged in the practice of medicine for over five years. Previously, Dr. Blutt was a Robert Wood Johnson Foundation Fellow at the University of Pennsylvania from July 1985 to June 1987. He is an adjunct Assistant Professor at the New York Hospital/Cornell Medical Center. Dr. Blutt is also a director of Urohealth Systems, Inc., a public company engaged in the manufacture, marketing and distribution of products used by urologists and gynecologists, and Landec Corp., a public company engaged in the design, development, manufacture and sale of temperature-activated polymer products for a variety of industrial, medical and agricultural applications, as well as numerous privately-held companies.

      EDMOND E. CHARRETTE, M.D. is the co-founder and Chairman of Health Resources Corporation (principally engaged in occupational medicine services). He also is a General Partner of Ascendant Healthcare International (an investment group with equity investments in the Latin American healthcare sector) and serves as a director and the President of Latin Healthcare Investment Management Co., LLC (a group composed of Ascendant Healthcare International and The Global Environmental Fund which manages and directs the investment activities of the Latin Healthcare Investment Fund). Previously, he was the Executive Vice President and Chief Medical Officer of Advantage-Health Corporation (a multi-hospital rehabilitation and post-acute care system) from June 1994 to March 1996. From 1988 to May 1994, Dr. Charrette served as the Corporate Medical Director and Senior Vice President of Medical Affairs of Advantage Health Corporation.

      THOMAS P. COOPER, M.D. has been employed as the President and Chief Executive Officer of Cove Healthcare, providing portable diagnostic services to long term care facilities, since January 1997. From May 1989 to January 1997, Dr. Cooper served as the President and Chief Executive Officer of Mobilex U.S.A., a provider of portable diagnostic services to long term care facilities. Since June 1991, Dr. Cooper also has been employed as the President and Chief Executive Officer of Senior Psychology Services Management, Inc., which supplies psychologists to nursing home patients. Dr. Cooper was the founder of Spectrum Emergency Care, a provider of emergency room physicians to hospitals and clinics, and Correctional Medical Systems, a provider of health services to correctional facilities. Dr. Cooper has served as Director of Quality Assurance for ARA Living Centers, a company which operates long-term healthcare facilities, and as Medical Director for General Motors Corporation Assembly Division. He currently serves as a consultant to

Chase Capital Partners and has served on the faculty of the University of California, San Diego Medical School.

      ROBERT J. GLASER, M.D. was the Director for Medical Science and a Trustee of the Lucille P. Markey Charitable Trust, which provided major grants in support of basic biomedical research, from 1984 to June 1997. He is a Consulting Professor of Medicine Emeritus at Stanford University, where he served as the Dean of the School of Medicine from 1965 to 1970. Dr. Glaser was a founding member of the Institute of Medicine at the National Academy of Sciences and is a director of Alza Corporation (principally engaged in pharmaceutical research). He was a director of Hewlett-Packard Company from 1971 to 1991, and has continued to serve as a consultant to that company on health matters.

      C. RAYMOND LARKIN, JR. has served as principal of 3xNELL, LLC, a partnership that invests in and provides consulting services to early stage medical device, bio-technology and pharmaceutical companies, since July 1998. He served as the President and Chief Executive Officer of Nellcor Puritan Bennett, Inc., a medical instrumentation company, from February 1989 to March 1998 and earlier in various management capacities for that company. Prior to joining that company in 1983, Mr. Larkin was employed in various sales management positions by Bentley Laboratories, a manufacturer of specialized monitoring and medical equipment.

      RISA J. LAVIZZO-MOUREY, M.D., M.B.A., has been the Sylvan Eisman Professor of Medicine at the University of Pennsylvania School of Medicine since July 1997 and has served as the Director of the Institute on Aging at the University of Pennsylvania since December 1995. From February 1998 to present, Dr. Lavizzo-Mourey has served as a Member of the Institute of Medicine; from August 1996 to present, on the American Board of Internal Medicine; and from March 1995 to present, on the Board of Regents of the American College of Physicians. From March 1997 to March 1998, Dr. Lavizzo-Mourey also served as a Member of the United States Presidential Advisory Commission on Consumer Protection and Quality of Care in Health Care. From April 1992 to April 1994, Dr. Lavizzo-Mourey further served in each of the following positions: Chairperson of the Quality of Care Working Group White House Task Force on Health Care Reform; Deputy Administrator of the Agency on Health Care Policy and Research of the U.S. Department of Health and Human Services; and as a Member of the Senior Executive Service of the Public Health Service of the U.S. Department of Health and Human Services. Dr. Lavizzo-Mourey also currently serves on the Board of Directors of Kapson Senior Quarters (assisted living health care company), Beverly Enterprises
(long-term and sub-acute health care company), Managed Care Solutions (management services for long-term health care organizations) and Medicus Systems (medical information software company).

      BRIG.  GEN.  WILLIAM  L.  MCCULLOCH  (USMC  RETIRED)  has  served as the
President of Association Communication and Marketing Services, a public relations firm, since October 1989. Previously, Gen. McCulloch was the Executive Director of AOPA, the trade association of the orthotic and prosthetic industry, from October 1976 to September 1989. In 1976, Gen.

McCulloch retired from active military service after serving 30 years as a U.S. Marine infantry officer.

      H.E. THRANHARDT, CPO is the former President and Chief Executive Officer of JEH. He served in that capacity from January 1, 1977 to November 1, 1996, on which date JEH was acquired by Hanger. Mr. Thranhardt, who commenced his employment with JEH in 1958, has occupied leadership positions in numerous professional O&P associations, including Chairman of the Board of the Orthotics and Prosthetics National Office in 1994 and 1995, President of the American Orthotics and Prosthetics Association in 1992 and 1993, President of the American Board for Certification in Orthotics and Prosthetics in 1979 and 1980 and President of The American Academy of Orthotics and Prosthetics in 1976 and 1977.


      MANAGEMENT RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF THE ABOVE NOMINEES AS DIRECTORS OF THE COMPANY.

      There are no family relationships between any of the nominees.

      The Board of Directors has an Audit Committee, which met one time during 1998 and presently consists of Mitchell J. Blutt, M.D., who has been nominated for reelection to the Board, and James G. Hellmuth, who will be retiring is a member of the Board. The Board plans to appoint two additional members to the Committee at the Board's meeting following the Annual Meeting of Stockholders. The Audit Committee is responsible for meeting with the Company's independent accountants to review the proposed scope of the annual audit of the Company's books and records, reviewing the findings of the independent accountants upon completion of the annual audit, and reporting to the Board of Directors with respect thereto. The Board of Directors also has a Compensation Committee, which conducted three meetings during 1998, presently consists of Edmond E. Charrette, M.D., William L. McCulloch and Robert J. Glaser, M.D., and is responsible for advising the Board on matters relating to the compensation of officers and key employees and certain of the Company's employee benefit plans. The Board of Directors also has a Nominating Committee, which conducted no meetings in 1998, consists of Robert J. Glaser M.D. and Thomas P. Cooper, M.D., and is responsible for advising the Board on matters relating to the identification of nominees to the Board of Directors. The Board of Directors met eight times during 1998. Each incumbent director attended at least 75% of the aggregate number of meetings of the Board and committee(s) on which he served while he was a director and committee member during 1998.

                       COMPENSATION AND RELATED MATTERS

      The following Summary Compensation Table sets forth the annual salary (column c) and bonus (column d) paid and options granted (column g) during each of the past three years to the Company's Chief Executive Officer and the other executive officer of the Company whose annual salary and bonus in 1998 exceeded $100,000.

 ==================================================================================================================================
                                                        Summary Compensation Table
 ----------------------------------------------------------------------------------------------------------------------------------
                                                                                                      Long-Term Compensation
                                                                                        -------------------------------------------
                                Annual Compensation                                                 Awards                  Payouts
 ----------------------------------------------------------------------------------------------------------------------------------
           (a)                   (b)         (c)          (d)             (e)                 (f)               (g)           (h)
                                                                      Other Annual       Restricted Stock                    LTIP
Name and Principal Position     Year       Salary       Bonus(1)     Compensation(2)         Award(s)         Options       Payouts
                                            ($)           ($)              ($)                  $                (#)(3)       ($)
 ----------------------------------------------------------------------------------------------------------------------------------
Ivan R. Sabel                   1998     $ 419,478     $ 260,000                                -             100,000          -
  Chairman, President &         1997       385,000       293,333            -                   -             167,667          -
  Chief Executive Officer       1996       278,469       315,000            -                   -             134,000          -

 ----------------------------------------------------------------------------------------------------------------------------------
Richard A. Stein                1998     $ 201,567     $ 130,000                                -              50,000          -
  Vice President-Finance,       1997       185,000       146,667            -                   -              80,333          -
  Secretary & Treasurer         1996       143,184        70,000            -                   -              66,000          -

 ==================================================================================================================================

 -----------------------

1 With respect to 1998, the above reported bonuses were paid on January 8, 1999 and related to 1998 performance. With respect to 1997, the above reported bonuses were paid on September 23, 1997 and January 27, 1998 and related to 1997 performance. With respect to 1996, the above reported bonuses were paid in November 1, 1996 and related to 1996 performance.

2 Does not report the approximate cost to the Company of an automobile allowance furnished to the above persons, which amounts do not exceed the lesser of either $50,000 or 10% of the total of the person's annual salary and bonuses for 1998.

3 Reports the number of shares underlying options granted during each of the respective years. For information relating to options previously granted to the above persons by a principal stockholder of the Company, see "Other Options" below.

      The following Option Grants Table sets forth, for each of the named executive officers, information regarding individual grants of options granted in 1998 and their potential realizable value. Information regarding individual option grants includes the number of options granted, the percentage of total grants to employees represented by each grant, the per-share exercise price and the expiration date. The potential realizable value of the options are based on assumed annual 0%, 5% and 10% rates of stock price appreciation over the term of the option.

 ==================================================================================================================================
                                                        Option Grants Table
 ----------------------------------------------------------------------------------------------------------------------------------
                                                                                                  Potential Realizable Value at
                                                                                                              Assumed
                                Individual Grants                                                  Annual Rates of Stock Price
                                                                                                  Appreciation for Option Term(4)
 ----------------------------------------------------------------------------------------------------------------------------------
                                   % of Total Options
                     Options     Granted to Employees in
                     Granted             Fiscal                Exercise         Expiration
         Name         (#)(1)             Year(2)             Price($/SH)(3)        Date        0%         5%($)         10%($)
 ----------------------------------------------------------------------------------------------------------------------------------
Ivan R. Sabel        100,000              38.6%                $22.3125          12/15/08      $0      1,403,221     3,556,038
Richard A. Stein      50,000              19.3                  22.3125          12/15/08      0       701,611       1,778,019
 ==================================================================================================================================

 --------------------

1 The stock options were granted on December 15, 1998 under the Company's 1991 Stock Option Plan and become exercisable cumulatively as to 25%, 50%, 75% and 100% after the first, second, third and fourth anniversaries, respectively, after the date of grant.

2     Based on options for a total of 258,750  shares granted to all employees in 1998.

3     The  exercise  price is equal  to the fair  market  value on the date of grant of the option.

4 The potential realizable values shown in the columns are net of the option exercise price. These amounts assume annual compounded rates of stock price appreciation of 0%, 5%, and 10% from the date of grant to the option expiration date, a term of ten years. These rates have been set by the U.S. Securities and Exchange Commission and are not intended to forecast future appreciation, if any, of the Company's Common Stock. Actual gains, if any, on stock option exercises are dependent on several factors including the future performance of the Company's Common Stock, overall stock market conditions, and the optionee's continued employment through the vesting period. The amounts reflected in this table may not actually be realized.

      The following Aggregate Option Exercises and Fiscal Year-End Option Value Table sets forth, for each of the named executive officers, information regarding (i) the number of shares acquired during 1998 upon the exercise of options and the value realized in connection therewith, and (ii) the number and value of unexercised options held at December 31, 1998.

 ==========================================================================================================================
                                                    Aggregate Option Exercises and Fiscal
                                                         Year-End Option Value Table
 --------------------------------------------------------------------------------------------------------------------------
      (a)                   (b)                 (c)                        (d)                            (e)
                         Number of                                Number of Unexercised       Value(of Unexercised In-The-
                     Shares Acquired                             Options at FY-End (#)(1)      Money Options at FY-End ($)
                            on
     Name                Exercise        Value Realized ($)     Exercisable/Unexercisable     Exercisable/Unexercisable(4)
 --------------------------------------------------------------------------------------------------------------------------
Ivan R. Sabel             77,000              1,190,063              41,750/302,250                $529,750/$2,990,563
Richard A. Stein          21,500                336,844              20,750/150,250                $262,828/$1,480,297
 ==========================================================================================================================

---------------------

1 The reported options were granted by the Company to the named executive officers. Reference is made to "Other Options" below for information regarding options previously granted to such persons by a principal stockholder of the Company.

2 The above-reported options entitle Mr. Sabel to purchase from the Company (i) 10,000 shares at a price of $2.75 per share through January 31, 2005 under an option granted on January 31, 1995; (ii) 33,500 shares at a price of $3.50 per share through February 21, 2006 under an option granted on February 21, 1996; (iii) 33,500 shares at a price of $6.125 per share through November 1, 2006 under an option granted on November 1, 1996; (iv) 50,250 shares at a price of $6.125 per share through March 14, 2007 under an option granted on March 14, 1997; (v) 37,500 shares at a price of $13.25 per share through September 19, 2007 under an option granted on September 19, 1997; (vi) 37,500 shares at a price of $11.3125 per share through December 17, 2007 under an option granted on December 17, 1997; and (vii) 100,000 shares at a price of $22.3125 per share through December 15, 2008 under an option granted on December 15, 1998.

3 The above-reported options entitle Mr. Stein to purchase from the Company (i) 5,000 shares at a price of $2.75 per share through January 31, 2005 under an option granted on January 31, 1995; (ii) 16,500 shares at a price of $3.50 per share through February 21, 2006 under an option granted on February 21, 1996; (iii) 16,500 shares at a price of $6.125 through November 1, 2006 under an option granted on November 1, 1996; (iv) 24,750 shares at a price of $6.125 through March 14, 2007 under an option granted on March 14, 1997; (v) 18,750 shares at a price of $13.25 per share through September 19, 2007 under an option granted on September 19, 1997; (vi) 18,750 shares at a price of $11.3125 per share through December 17, 2007 under an option granted on December 17, 1997; and (vii) 50,000 shares at a price of $22.3125 per share through December 15, 2008 under an option granted on December 15, 1998.

4     Market  value of  underlying  shares at  December  31,  1998,  minus the exercise price.

      No Long-Term Incentive Plan Awards Table is set forth herein because no long-term incentive plan awards were made to the above-named executive officers during 1998.

Employment Agreements and Arrangements

      The employment and non-compete agreements, dated May 16, 1994, between the Company and Ivan R. Sabel, Chairman, President and Chief Executive Officer of the Company, and Richard A. Stein, Vice President - Finance Secretary and Treasurer of the Company, provide for the continuation of their employment in those positions for a period of five years. Pursuant to those agreements, Messrs. Sabel and Stein receive annual compensation equal to a base salary plus an annual CPI-related adjustment and any bonus compensation as may be determined by the Board of Directors based upon a formula established by the Board relating to growth in revenues and pre-tax earnings, the targets for which are established annually by the Board.

Compensation Committee Report

      The following description of the Company's executive compensation practices and policies is presented on behalf of the Compensation Committee of the Company's Board of Directors (the "Committee"). The fundamental philosophy of the Company's executive compensation program is to offer competitive compensation reflecting both individual and Company performance.

      The components of executive compensation consist of annual salaries, short-term compensation incentives or bonuses and stock option grants as a long-range incentive. The Committee seeks to reasonably compensate executives in amounts that fairly reward the executive officers for their performance as reflected by corporate accomplishments and create adequate incentives for their continued contributions to the Company's success.

      On December 15, 1998, the Board of Directors approved the award of an annual bonus of $260,000 to Mr. Ivan R. Sabel, Chairman, President and Chief Executive Officer of the Company, and an annual bonus of $130,000 to Mr. Richard A. Stein, Vice President-Finance, Secretary and Treasurer of the Company. The Board of Directors also approved on that date the granting of stock options to Messrs. Sabel and Stein to purchase 100,000 shares and 50,000 shares of Common Stock, respectively, at an exercise price of $22.3125 per share, which was the closing sale price of the Company's Common Stock on the date of grant of the options. In addition, the Board of Directors determined to increase their annual salaries in 1999 by 3% over the levels paid in 1998. The decisions by the Board of Directors to award bonuses and grant options to, and increase the annual salaries of, Messrs. Sabel and Stein were primarily in recognition of (i) the Company's improved results of operations in 1998, (ii) the successful continuation of the Company's aggressive acquisition program,
(iii) the successful consummation on August 4, 1998 of an underwritten public offering of the Company's Common Stock and (iv) the listing and commencement of trading of the Company's Common Stock on the New York Stock Exchange on December 15, 1998, as more fully discussed below.

      RESULTS OF OPERATIONS. The Company's net sales in 1998 amounted to $187.9 million, a 29.0% increase over 1997. The majority of the increase in net sales was attributable to acquisitions consummated subsequent to December 31, 1997. In addition, contributing to the increase in net sales was a 11.1% increase in same store sales by those patient-care centers operating throughout both years. Net income in 1998 amounted to $13.8 million, or $0.75 per diluted share, compared to $4.9 million, or $0.37 per diluted share, in 1997. (Income before extraordinary income in 1997 amounted to $7.6 million, or $0.42 per diluted share.)

      ACQUISITIONS. During 1998, the Company acquired 17 orthotic and prosthetic companies and one prosthetic component manufacturing company. The aggregate purchase price, excluding potential earn-out provisions, was $39.1 million. These companies operated 39 patient-care centers and employed 268 employees at December 31, 1998.

      PUBLIC OFFERING. In an underwritten public offering that was consummated on August 4, 1998, 3,300,000 shares of Common Stock of the Company were sold at a price of $17.00 per share. Of that amount, 2,400,000 shares were sold by the Company and 900,000 shares were sold by certain stockholders of the Company. Of the approximately $37.8 million of net proceeds of the offering received by the Company, the Company applied $24.7 million to the repayment of senior indebtedness.

      NEW YORK STOCK EXCHANGE LISTING. On December 15, 1998, the Company's Common Stock was listed and commenced trading on the New York Stock Exchange.

      Generally, decisions as to the payment of annual bonuses and the granting of stock options are based on both company and individual performance and involve a consideration of numerous factors, including revenue growth, acquisitions by the Company, profitability increases (both as to total amount and as a percent of revenue) and expense curtailment (both as to total amount and as a percent of revenue) relevant to the corporate responsibilities borne by the particular executive officer. The above described options granted to Messrs. Sabel and Stein become exercisable cumulatively to the extent of 25% per year during the first four years after grant and expire ten years after grant. The employment agreements with Messrs. Sabel and Stein provide for the possible payment of bonuses to them in the future based on a formula adopted by the Board relating to growth and revenues and pre-tax earnings, the targets for which are established annually by the Board.

      By:  The Compensation Committee of the
             Board of Directors
           Edmond E. Charrette, M.D., Chairman
           Brigadier General William L. McCulloch (USMC Retired)
           Robert J. Glaser, M.D.

Stock Options

      1991 STOCK OPTION PLAN. In December 1983, the Board of Directors adopted and the stockholders of Hanger approved, and in September 1991 the stockholders amended, a Stock Option Plan (the "1991 Plan"), which provides for the grant of both "incentive stock options" under Section 422A of the Internal Revenue Code of 1986, as amended (the "Code"), as well as nonqualified stock options. The 1991 Plan is administered by the Committee and provides for the grant of options to officers and key employees of Hanger to purchase up to an aggregate of 1,500,000 shares of Common Stock at not less than 100% of fair market value on the date granted. As of March 17, 1999, incentive stock options and nonqualified stock options granted under the 1991 Plan to purchase a total of 1,320,834 shares of Common Stock under the 1991 Plan, at prices ranging from $2.75 to $22.50 per share, were outstanding and held by a total of 311 persons. Of such options, options relating to 435,397 shares of Common Stock are presently exercisable.

      1993 NON-EMPLOYEE DIRECTORS STOCK OPTION PLAN. Under the Company's 1993 Non-Employee Directors Stock Option Plan (the "1993 Plan"), directors of the Company who are not employed by the Company or any affiliate of the Company are eligible to receive options under the 1993 Plan. A total of 250,000 shares of Common Stock were reserved for possible issuance upon the exercise of options under the 1993 Plan. On May 12, 1998, an option for 5,000 shares was granted to each of the seven eligible directors, for a total of 35,000 shares, at an exercise price of $18.625 per share (which was equal to the closing sale price of the shares on the American Stock Exchange on the date of grant). Under the 1993 Plan, an option to purchase 5,000 shares is granted automatically on an annual basis to each eligible director on the third business day following the date of each Annual Meeting of Stockholders at which the eligible director is elected. The exercise price of each option is equal to 100% of the closing sale price of the shares as reported by the American Stock Exchange on the date the option is granted. Each option will becomes exercisable in four equal annual installments, commencing on the first anniversary of the date of grant.

      NONQUALIFIED STOCK OPTIONS. Hanger has granted nonqualified stock options other than pursuant to the 1991 Plan and the 1993 Plan to certain officers and members of the Board of Advisors which permit such persons to acquire shares of Common Stock generally at not less than 100% of fair market value on the date granted. As of March 17, 1999, nonqualified stock options granted other than pursuant to the 1991 Plan and the 1993 Plan to purchase a total of 13,875 shares of Common Stock, at prices ranging from $3.00 to $12.00 per share, were outstanding and held by a total of 12 persons. All of such nonqualified stock options are presently exercisable.

Directors' Fees

      Directors who are not officers or employees of the Company receive an annual fee of $7,500 plus $1,000 for each meeting attended. In addition, directors serving on committees of the Board receive a fee of $1,000 per committee meeting attended.

Warrants

      In connection with the Company's purchase on November 8, 1990, of the Manufacturing Division of Ralph Storrs, Inc. ("Storrs"), the Company effected a $2.45 million, seven-year loan (the "Loan") from Chemical Venture Capital Associates, L.P., a predecessor to Chase Venture Capital Associates, L.P. ("CVCA"), in connection with which the Company was required to issue to CVCA warrants to purchase shares of the Company's Common Stock in the event the Loan was not repaid prior to certain dates. Because the Loan was not repaid prior to August 6, 1991 (i.e., 271 days after the date of the Loan), the Company, pursuant to its loan agreement with CVCA dated November 8, 1990, issued warrants to CVCA entitling it to purchase 225,914 shares of Common Stock at a price of $4.16 per share. Because the Loan was not repaid prior to November 5, 1991 (i.e., 361 days after the date of the Loan), the Company, pursuant to its November 8, 1990 loan agreement with CVCA, issued to CVCA additional warrants entitling it to purchase 244,735 shares of Common Stock at a price of $7.65 per share. The warrants are exercisable on or before December 31, 2001, and the exercise prices are equal to the market value of the Common Stock on the dates of grant of the warrants.

      On November 1, 1996, in connection with the Company's acquisition of J.E. Hanger, Inc. of Georgia, the Company entered into a Senior Subordinated Note Purchase Agreement with CVCA providing for the issuance of a Senior Subordinated Note (the "Senior Subordinated Note") in the principal amount of $4 million and detachable warrants to purchase 800,000 shares of Common Stock. The fair market value of the Common Stock on the date of grant on the warrants was $6.125 per share. The Company used the net proceeds of its public offering of Common Stock in July 1997 to repay the Senior Subordinated Note, as a result of which the warrants were amended to reduce the number of underlying shares to 360,000 shares. These detachable warrants, which are exercisable on or before November 1, 2004, have an exercise price of $4.01 as to 209,183 shares and an exercise price of $6.38 as to 150,818 shares.

              PROPOSAL TWO - PROPOSED AMENDMENT TO CERTIFICATE OF
             INCORPORATION INCREASING NUMBER OF AUTHORIZED SHARES
                                OF COMMON STOCK

      On February 16, 1999, the Company's Board of Directors adopted a resolution amending, subject to stockholder approval at the Annual Meeting, Article FOURTH of the Company's Certificate of Incorporation to increase the number of authorized shares of Common Stock from 25,000,000 to 40,000,000 shares (the "Amendment"). The par value of the Common Stock will remain at $0.01 per share and the additional shares will have the same rights and privileges as the shares of Common Stock presently outstanding. As of March 17, 1999, (i) 18,823,797 shares of Common Stock were outstanding, (ii) 2,152,512 shares of Common Stock were reserved for issuance upon the exercise of outstanding options and options to be granted under the Company's 1991 Stock Option Plan, (iii) 223,750 shares of Common Stock were reserved for issuance upon the exercise of outstanding options and options to be granted under the Company's 1993 Stock Option Plan for Non-Employee Directors, (iv) 14,125 shares of Common Stock were reserved for issuance upon the exercise of outstanding non-qualified options issued outside of any stock option plan, (v) 830,650 shares of Common Stock were reserved for issuance upon the exercise of outstanding warrants and (vi) 2,955,166 shares of Common Stock were authorized, unissued and unreserved.

      The proposed amendment to the Certificate of Incorporation will be effected by deleting the first sentence of Article FOURTH of the Company's Certificate of Incorporation and substituting a new sentence that reads as follows:

      "FOURTH: The authorized capital stock of the Corporation shall consist of forty million (40,000,000) shares of Common Stock, one cent ($0.01) par value per share, and ten million ($10,000,000) shares of Preferred Stock, one cent ($0.01) par value per share."

The only change in the above sentence is the change from 10,000,000 authorized shares of Common Stock to 40,000,000 authorized shares.

      The Board of Directors believes that the proposed increase in the number of authorized shares of Common Stock is in the best interest of the Company and its stockholders. The Board of Directors believes that the Company should have sufficient authorized but unissued shares for issuance in connection with possible future financing transactions, stock splits and stock dividends, implementation of employee benefit plans, mergers and acquisitions and other proper business purposes. In many such situations, prompt attention may be required which would not permit seeking stockholder approval to authorize additional shares for the specific transaction on a timely basis. The Board of Directors believes that it is important for it to have the flexibility to act promptly in the best interests of stockholders.

      The additional shares of Common Stock sought by the proposed Amendment will be available for issuance without further action by stockholders, unless such action is required by applicable law or the rules of the New York Stock Exchange, on which the Common Stock was listed and commenced trading on December 15, 1998. Generally, the New York Stock Exchange rules require stockholder approval of proposed issuances of additional shares which would result in an increase of 20% or more in the number of shares of Common Stock outstanding, subject to exemptions for certain public and private offerings for cash.

      Although the Board of Directors' purpose for seeking an increase in the number of authorized shares of Common Stock is not intended for anti-takeover purposes, it should be noted that the authorized but unissued shares of Common Stock, if issued, could be used by incumbent management to make more difficult, and thereby discourage, an attempt to acquire control of the Company even though stockholders of the Company might deem such an acquisition desirable. For example, the shares could be privately placed with purchasers who might support the Board of Directors in opposing a hostile takeover bid. The issuance of the new shares could also be used to dilute the stock ownership and voting power of a third party seeking to remove directors, replace incumbent directors, accomplish certain business combinations or alter or amend provisions of the Company's Certificate of Incorporation. To the extent that it impedes any such attempts, the issuance of shares following effectiveness of the Amendment may serve to perpetuate existing management.

      The Amendment does not alter the Company's present ability to issue up to 10,000,000 shares of Preferred Stock in such series with such special rights (including voting rights), preferences, restrictions, qualifications and limitations as the Board of Directors may designate. The Company would not be required to obtain approval of the holders of Common Stock to issue authorized but unissued shares of Preferred Stock, unless required to do so by applicable law or the rules of the New York Stock Exchange. The Board of Directors could use its authority to make such designations and to issue Preferred Stock in a manner that would create impediments or to otherwise discourage persons attempting to gain control of the Company.

      The affirmative votes of the holders of a majority of the outstanding shares of Common Stock are required for approval of the Amendment. If the proposed Amendment is approved by the stockholders, the Company intends to promptly effect the Amendment by filing an appropriate amendment to the Certificate of Incorporation with the State of Delaware.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSED AMENDMENT TO THE CERTIFICATE OF INCORPORATION INCREASING THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK OF THE COMPANY.

                            PRINCIPAL STOCKHOLDERS

      The following table sets forth the number of shares of Common Stock beneficially owned as of March 17, 1999 by: (i) each person known by Hanger to be the beneficial owner of 5% or more of such class of securities, (ii) each director and nominee for director of Hanger and (iii) all directors, nominees and officers of Hanger as a group.

                                                      Number of          Percent of
        Directors and 5%                              Shares of          Outstanding
         Stockholders                              Common Stock(1)     Common Stock(1)
        ----------------                           ---------------     ---------------
Chase Venture Capital
  Associates, L.P.(2) ..........................     1,626,689               8.28%
The TCW Group, Inc. (3) ........................       986,730               5.24
Mitchell J. Blutt, M.D.(4) .....................             -                  -
Thomas P. Cooper, M.D.(5) ......................        24,250                .13
Edmond E. Charrette, M.D.(6) ...................        23,750                .13
Robert J. Glaser, M.D.(7) ......................        23,500                .13
James G. Hellmuth(8) ...........................        17,750                .09
C. Raymond Larkin, Jr ..........................             -                  -
Risa J. Lavizzo-Mourey, M.D.(9) ................         2,000                .01
Brigadier General William L. McCulloch
  (USMC Retired)(10) ...........................        20,500                .10
Ivan R. Sabel, CPO(11) .........................       129,219                .69
H.E. Thranhardt, CPO(12) .......................       377,525               2.00

All directors, nominees and officers
   as a group (10 persons)(13) .................       666,360               3.50
 -----------------------------------------------------------------------------

* Holding constitutes less than .1% of the outstanding shares of the class.

(1) Assumes in the case of each stockholder listed in the above list that all presently exercisable warrants or options held by such stockholder were fully exercised by such stockholder, without the exercise of any warrants or options held by any other stockholders.

(2) Includes 830,649 shares subject to exercisable warrants to purchase shares from the Company. Reference is made to notes (4) and (5) below for information relating to two directors of the Company that are affiliated with CVCA. The address of CVCA and its sole general partner, Chase Capital Partners, is 380 Madison Avenue (12th Floor), New York, New York 10017.


                                      16


(3) The address of The TCW Group, Inc. is 865 South Figueroa Street, Los Angeles, California 90017.

(4) Does not include the shares reported above as owned by CVCA. Dr. Blutt is an Executive Partner of Chase Capital Partners, the sole general partner of CVCA. He disclaims beneficial ownership of the shares beneficially owned by CVCA.

(5) Includes 17,750 shares subject to exercisable options to purchase shares from the Company and excludes 12,500 shares subject to unvested options that have not yet become exercisable. Dr. Cooper currently serves as a consultant to Chase Capital Partners.

(6) Includes 3,750 shares subject to exercisable options to purchase shares from the Company and excludes 11,250 shares subject to unvested options that have not yet become exercisable.

(7) Includes 22,500 shares subject to exercisable options to purchase shares from the Company and excludes 12,500 shares subject to unvested options that have not yet become exercisable.

(8) Includes 17,500 shares subject to exercisable options to purchase shares from the Company and excludes 12,500 shares subject to unvested options that have not yet become exercisable.

(9) Excludes 5,000 shares subject to unvested options that have not yet become exercisable.

(10) Includes 10,000 shares subject to exercisable options to purchase shares from the Company and excludes 12,500 shares subject to unvested options that have not yet become exercisable.

(11) Includes 33,500 shares subject to exercisable options to purchase shares from the Company and excludes 258,750 shares subject to unvested options that have not yet become exercisable.

(12) Consists of 184,027 shares owned directly by Mr. Thranhardt, 101,250 shares subject to exercisable options to purchase shares from the Company, 35,543 shares owned indirectly by him as trustee for members of his family, and 56,705 shares owned indirectly by him as general partner of a family partnership; does not include 58,750 shares subject to unvested options that have not yet become exercisable.

(13) Includes a total of 205,250 shares subject to exercisable options held by directors and officers of the Company to purchase shares from the Company and excludes a total of 500,000 shares subject to unvested options held by such persons that have not yet become exercisable.

                            STOCK PERFORMANCE CHART

      The following chart compares the Company's cumulative total stockholder return with the S&P 500 Index, a performance indicator of the overall stock market, and Company-determined peer group index.

               COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN1
             AMONG HANGER ORTHOPEDIC GROUP, INC., S&P 500 INDEX &
                               PEER GROUP INDEX


 =============================================================================================================
                                             1993        1994        1995        1996        1997        1998
 -------------------------------------------------------------------------------------------------------------
Hanger Orthopedic Group, Inc.              $100.00     $ 48.00     $ 44.00     $104.00     $206.00     $360.00
Common Stock
 -------------------------------------------------------------------------------------------------------------
S&P 500 Index                               100.00      101.32      139.40      171.40      228.59      293.91
 -------------------------------------------------------------------------------------------------------------
Peer Group Index                            100.00       98.87      146.32      182.87      247.00      154.55
 =============================================================================================================
                   Assumes $100 invested on January 1, 1993.

1     Total  return  assumes  reinvestment  of  dividends  and based on market capitalization.

2     Fiscal year ending December 31.

3 The eight issuers of common stock included in the peer group index are American Homepatient, Inc., American Oncology Resources, Inc., Concentra Managed Care Inc., Healthsouth Corporation, NovaCare, Inc., Orthodontic Centers of America, Inc., Renal Care Group, Inc. and Total Renal Care Holdings, Inc.

                   PROPOSAL THREE - INDEPENDENT ACCOUNTANTS

      The Company's Board of Directors has appointed the accounting firm of PricewaterhouseCoopers LLP to serve as the Company's independent accountants for the current fiscal year ending December 31, 1999. The firm has served in that capacity for the Company's past eleven fiscal years. A resolution will be presented at the Annual Meeting to ratify the appointment by the Company's
Board of Directors of PricewaterhouseCoopers LLP to serve as the Company's independent public accountants for the current fiscal year. A majority vote is required for ratification. A representative of PricewaterhouseCoopers LLP may be present at the Annual Meeting to answer any questions concerning the Company's financial statements and to make a statement if he desires to do so.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of securities ownership and changes in such ownership with the Securities and Exchange Commission. Statements of Changes of Beneficial Ownership of Securities on Form 4 are required to be filed by the tenth day of the month following the month during which the change in beneficial ownership of securities occurred. The Company believes that all reports of securities ownership and changes in such ownership required to be filed during 1998 were timely filed.

                        YEAR 2000 STOCKHOLDER PROPOSALS

      Proposals of stockholders intended to be presented at the 2000 Annual Meeting, which presently is expected to be held in May 2000, must be received by the Secretary of the Company, 7700 Old Georgetown Road, Bethesda, Maryland 20814, no later than December 1, 1999, in order for them to be considered for inclusion in the 2000 Proxy Statement. A shareholder desiring to submit a proposal to be voted on at next year's Annual Meeting, but not desiring to have such proposal included in next year's Proxy Statement relating to that meeting, should submit such proposal to the Company by February 16, 2000 (i.e., at least 45 days prior to the expected date of the mailing of the Proxy Statement). Failure to comply with that advance notice requirement will permit management to use its discretionary voting authority if and when the proposal is raised at the Annual Meeting without having had a discussion of the proposal in the Proxy Statement.

                                 OTHER MATTERS

      Management is not aware of any other matters to be considered at the Annual Meeting. If any other matters properly come before the Annual Meeting, the persons named in the enclosed Proxy will vote said Proxy in accordance with their discretion.


                                            By Order of the Board of Directors

                                            HANGER ORTHOPEDIC GROUP, INC.



                                            Richard A. Stein
                                            Secretary

March 31, 1999

                                     PROXY

                         HANGER ORTHOPEDIC GROUP, INC.
                           7700 OLD GEORGETOWN ROAD
                           BETHESDA, MARYLAND 20814

      This proxy is solicited by the Board of Directors for the ANNUAL MEETING OF STOCKHOLDERS of Hanger Orthopedic Group, Inc. (the "Company"), a Delaware corporation, on May 4, 1999, 10:00 a.m., local time.

      The undersigned appoints Ivan R. Sabel and Richard A. Stein, and each of them, a proxy of the undersigned, with full power of substitution, to vote all shares of Common Stock, par value $.01 per share, of the Company which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on March 17, 1998, or at any adjournment thereof, with all powers the undersigned would have if personally present.

 -----------------------------------------------------------------------------
THE BOARD OF DIRECTORS RECOMMENDS VOTING FOR THE FOLLOWING PROPOSALS:
Please mark your votes as indicated in this example [X]
 -----------------------------------------------------------------------------
1. To Elect Directors FOR all nominees listed to the right (except as marked to the contrary) [ ]

      WITHHOLD AUTHORITY to vote for all nominees listed to the right [ ]

      MITCHELL J. BLUTT, M.D., EDMOND E. CHARRETTE, M.D., THOMAS P. COOPER, M.D., ROBERT J. GLASER, M.D., C. RAYMOND LARKIN, JR., RISA J. LAVIZZO-MOUREY, M.D., BRIG. GEN. WILLIAM L. MCCULLOCH (USMC RET.), IVAN
      R. SABEL, CPO, AND H.E. THRANHARDT, CPO.

      (INSTRUCTION: TO WITHHOLD AUTHORITY FOR ANY INDIVIDUAL NOMINEE, WRITE THAT NOMINEE'S NAME ON THE SPACE PROVIDED BELOW.
 -----------------------------------------------------------------------------
2. Proposal to amend the Company's Certificate of Incorporation increasing number of authorized shares of Common Stocks from 25 million to 40 million.

      FOR [ ]   AGAINST [ ]   ABSTAIN [ ]
 -----------------------------------------------------------------------------
3. Proposal to ratify the selection of PricewaterhouseCoopers LLP as the independent accountants for the Company for the current fiscal year.

      FOR [ ]   AGAINST [ ]   ABSTAIN [ ]
 -----------------------------------------------------------------------------
4. In their discretion, the Proxies are authorized to vote upon such other business as properly may come before the meeting.

      FOR [ ]   AGAINST [ ]   ABSTAIN [ ]
 -----------------------------------------------------------------------------

Sign exactly as your name appears hereon. When signing in a representative or fiduciary capacity, indicate title. If shares are held jointly, each holder should sign.

Date ________________, 1999

 ---------------------------
 ---------------------------
 Signature of Stockholder(s)

THE SHARES WILL BE VOTED AS DIRECTED ABOVE, AND WITH RESPECET TO OTHER MATTERS OF BUSINESS PROPERLY BEFORE THE MEETING AS THE PROXIES SHALL DECIDE. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2, AND 3.

                                 SCHEDULE 14A

                                (Rule 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                             Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]


Check the appropriate box:

[X]  Preliminary Proxy Statement

[ ]  Definitive Proxy Statement

[ ]  Definitive Additional Materials

[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

[ ]  Confidential, For Use of the Commission Only
     (as permitted by Rule 14a-6(e)(2))

                         HANGER ORTHOPEDIC GROUP, INC.
 -----------------------------------------------------------------------------
               (Name of Registrant as Specified in Its Charter)
 -----------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transactions applies:
 -----------------------------------------------------------------------------
     (2)  Aggregate number of securities to which transactions applies:
 -----------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
 -----------------------------------------------------------------------------
     (4)  Proposed maximum aggregate value of transaction:
 -----------------------------------------------------------------------------
     (5)  Total fee paid:
 -----------------------------------------------------------------------------
[ ]  Fee paid previously with preliminary materials.
 -----------------------------------------------------------------------------
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1)  Amount previously paid:
 -----------------------------------------------------------------------------
     (2)  Form, schedule or registration statement no.:
 -----------------------------------------------------------------------------
     (3)  Filing party:
 -----------------------------------------------------------------------------
     (4)  Date filed:
 -----------------------------------------------------------------------------